Exhibit 99.2

AT THE COMPANY	AT CAMERON ASSOCIATES
James M. Lindstrom – Chief Financial Officer	Alison Ziegler 212/554-5469
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Announces CEO Transition Plan

TUCSON, ARIZONA – May 11, 2015 -- The Providence Service Corporation (Nasdaq: PRSC) today announced Chief Executive Officer Warren Rustand has informed the Providence Board of Directors that he will be stepping down from his role as the CEO and as a Board Director. Providence’s Chairman, Chris Shackelton, will assume the CEO role on an interim basis until a replacement is named. A transition of Mr. Rustand’s responsibilities as CEO has commenced, with a formal title change anticipated to occur on June 1, 2015. The Providence Board has engaged Heidrick & Struggles International, Inc. to conduct a broad and comprehensive search for a full time CEO replacement. The search is expected to be completed over the next few months. Mr. Rustand has agreed to remain with the Company as a Senior Advisor for the remainder of 2015.

Commenting on Mr. Rustand’s decision to step down from his role as CEO, Mr. Shackelton stated, “Warren has given 10 years of excellent service to Providence as a Board member. In 2012, at the Board’s request, Warren agreed to step in as CEO. As CEO, Warren rolled up his sleeves and led the Company through a challenging and transformative period. Providence is undoubtedly a better, stronger Company thanks to Warren. The Board is supportive of Warren’s desire to take a step back and appreciative of his leadership and contributions.”

Kristi Meints, a Board Member since 2003, added, “Warren has been discussing this transition with the Board for several months, and we are grateful for his willingness to remain involved with the Company as a Senior Advisor. Given Providence’s holding company structure, with an experienced corporate leadership team and strong CEOs at our portfolio companies, we do not anticipate any disruption over the interim period. Furthermore, Warren’s on-going role as a Senior Advisor combined with Chris’s deep familiarity with the operations and management throughout the Company provide a stable foundation from which to lead Providence.”

Mr. Rustand added, “I am grateful to Providence’s shareholders, board, and employees for having allowed me to serve as CEO over the past two and a half years. It has been a privilege to work with thousands of talented colleagues across multiple countries. I am proud of the Company and the culture we have created together. I look forward to supporting the Company for the remainder of the year as a Senior Advisor and helping to facilitate a smooth transition to Chris as interim CEO and ultimately to a permanent CEO.”

About Providence

Providence is a Tucson, Arizona-based company that provides and manages government sponsored human services, innovative global employment services, comprehensive health assessment and care management services, and non-emergency transportation services. It offers: (1) non-emergency transportation management services to state Medicaid programs, local government agencies, hospital systems, health maintenance organizations, private managed care organizations and commercial insurers, as well as to individuals with limited mobility, people with limited means of transportation, people with disabilities and Medicaid members (2) home- and community-based counseling services, which include home-based and intensive home-based counseling, workforce development, substance abuse treatment services, school support services and correctional services; (3) foster care and therapeutic foster care services; (4) case management, referral and monitoring services; (5) social improvement, employment and welfare services to various international government bodies and corporations; and (6) in-home comprehensive health assessment and care management services primarily to Medicare Advantage programs. Providence is unique in that it provides and manages its human services primarily in the client’s own home or in community based settings, rather than in hospitals or treatment facilities and provides its non-emergency transportation services clients through local transportation providers rather than an owned fleet of vehicles.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will,” “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, our continuing relationship with government entities and our ability to procure business from them, our ability to manage growing and changing operations, the implementation of the healthcare reform law, state budget changes and legislation and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and subsequent filings. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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